Exhibit 4.15

AMENDMENT NUMBER 4

TO SECOND AMENDED AND RESTATED INDENTURE

THIS AMENDMENT NUMBER 4, dated as of June 29, 2010 (this “Amendment”), by and between TEXTAINER MARINE CONTAINERS LIMITED, a company organized and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”), is made to the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Issuer and the Indenture Trustee have previously entered into the Second Amended and Restated Indenture, dated as of May 26, 2005 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof, including by Amendment Number 1, dated as of June 3, 2005, Amendment Number 2, dated as of June 8, 2006, and Amendment Number 3, dated as of July 2, 2008, the “Indenture”);

WHEREAS, the parties desire to amend the Indenture in order to modify certain provisions of the Indenture;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned in the Indenture.

SECTION 2. Full Force and Effect. Other than as specifically modified hereby, the Indenture shall remain in full force and effect in accordance with the terms and provisions thereof and is hereby ratified and confirmed by the parties hereto.

SECTION 3. Amendments to the Indenture. Pursuant to Section 1002 of the Indenture, the following provisions in the Indenture are amended as follows:

(a) The definition of “OFAC” in Section 101 of the Indenture is hereby added as follows:

OFAC: The Office of Foreign Assets Control of the United States Department of the Treasury.

(b) The definition of “Prohibited Person” in Section 101 of the Indenture is hereby amended and restated as follows:

Prohibited Person: Any of the following currently or in the future: (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a Prohibited Jurisdiction, (B) an organization controlled by a Prohibited Jurisdiction, or (C) a person resident in a Prohibited Jurisdiction, to the extent the agency, organization, or person is subject to a sanctions program administered by OFAC.

(c) The definition of “Restricted Cash Amount” in Section 101 of the Indenture is hereby amended and restated as follows:

Restricted Cash Amount: As of any Payment Date, the amount required to be deposited or maintained in the Restricted Cash Account, which shall be equal to the product of (i) the Restricted Cash Multiplier in effect on such Payment Date, (ii) one-twelfth, (iii) the weighted average (based on the then Aggregate Principal Balance, calculated after giving effect to any principal payments paid on such Payment Date) of the annual rates of interest payable on all Series of Notes then Outstanding (or, if any Series bears interest at a variable rate of interest, the interest rate then in effect on such Series of Notes), and (iv) the Aggregate Principal Balance, calculated after giving effect to all advances of principal and principal payments made on such Payment Date.

(d) The definition of “Restricted Cash Multiplier” is hereby added to Section 101 of the Indenture in appropriate alphabetical order as follows:

Restricted Cash Multiplier: As of any Payment Date, either of the following: (A) upon and following the earlier to occur of (x) December 29, 2010 and (y) the date that TGH obtains from S&P a rating for the long term unsecured indebtedness of TGH, the amount indicated in the grid set forth below under the column entitled “Restricted Cash Multiplier” based on the rating in effect on such Payment Date, and (B) prior to the occurrence of the date described in clause (A), six (6).

S&P Rating on TGH	Restricted Cash Multiplier
BBB or higher	6

BBB-	7

Either (i) BB+ or lower or (ii) no rating	8

(e) Clause (ix) of Section 1001(a) of the Indenture is hereby amended to replace the words “Five Hundred Seventy Nine Million Dollars ($579,000,000)” with the words “Eight Hundred Fifty Million Dollars ($850,000,000)”.

SECTION 4. Representations and Warranties. The Issuer represents and warrants as follows:

(a) Each of the representations and warranties set forth in the Indenture is true and correct in all material respects as of the date first written above with the same effect as though each had been made as of such date, except to the extent that any of such representations and warranties expressly relates to earlier dates.

(b) It is duly authorized to execute, deliver and perform its obligations set forth in this Amendment and this Amendment has been duly authorized, executed and delivered by all requisite corporate and, if required, equityholder action.

(c) The execution, delivery and performance by it of this Amendment shall not (1) result in the breach of, or constitute (alone or with notice or with the lapse of time or both) a default under, any material indenture, agreement or instrument to which it or any of its affiliates is a party or by which any of them or their property is or may be bound or (2) violate (A) any provision of law, statute, rule or regulation, or certificate or organizational documents or other constitutive documents of it, or (B) any order of any Governmental Authority.

(d) This Amendment constitutes its legal, valid and binding obligation, enforceable against it (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity).

(e) No Conversion Event, Early Amortization Event, Event of Default or Manager Default, nor any event that with the passage of time or the giving of notice or both would constitute a Conversion Event, Early Amortization Event, Event of Default or Manager Default, has occurred and is continuing.

SECTION 5. Effectiveness of Amendment.

(a) This Amendment shall become effective, as of the date first written above, upon satisfaction of the following conditions:

(i) This Amendment shall have been duly executed and delivered by the parties hereto;

(ii) The Indenture Trustee and Ambac Assurance Corporation shall have received the Opinion of Counsel with respect to this Amendment contemplated by Section 1003 of the Indenture;

(iii) The Issuer shall have provided to the Rating Agencies, each Interest Rate Hedge Provider and each Series Enhancer a written notice setting forth in general terms the substance of this Amendment; and

(iv) Each Series Enhancer and the Requisite Global Majority shall have consented to this Amendment.

(b) Upon its effectiveness, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) Upon its effectiveness, (x) this Amendment shall be a part of the Indenture, and (y) each reference in the Indenture to “this Indenture” and “hereof”, “hereunder” or words of like import, and each reference in any other document to the Indenture shall mean and be a reference to the Indenture as amended or modified hereby.

(d) Each party hereto agrees and acknowledges that this Amendment constitutes a “Related Document” under the Indenture.

SECTION 6. Execution in Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. A facsimile counterpart shall be effective as an original.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES; PROVIDED THAT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Consent to Jurisdiction. The parties hereto hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in New York County, New York, in any action, claim or other proceeding arising out of any dispute in connection with this Amendment, any rights or obligations hereunder, or the performance of such rights and obligations.

SECTION 9. No Novation. Notwithstanding that the Indenture is hereby amended by this Amendment as of the date hereof, nothing contained herein shall be deemed to cause a novation or discharge of any existing Indebtedness of the Issuer under the original Indenture or the security interest in the Collateral created thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

TEXTAINER MARINE CONTAINERS LIMITED

By Continental Management Limited, its Assistant Secretary

By:	/s/ Christopher C. Morris
Name:	Christopher C. Morris
Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Kristen L. Puttin
Name:	Kristen L. Puttin
Title:	Vice President

Consented and Agreed as Series Enhancer for the Series 2005-1 and as Requisite Global Majority:

AMBAC ASSURANCE CORPORATION

By:	/s/ Anthony Nocera
Name:	Anthony Nocera
Title:	First Vice President